Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Suzanne Charnas 212-761-3043

Morgan Stanley Reports Third Quarter 2010:

●	Net Revenues of $6.8 Billion, Including Negative Impact of $731 Million from Tightening of Morgan Stanley’s Debt-Related Credit Spreads

●	Income from Continuing Operations of $0.05 per Diluted Share (Includes $0.30 Loss from Changes in Morgan Stanley’s Debt-Related Credit Spreads and $0.12 Gain from a Discrete Tax Item)

●	Book Value per Common Share Increased 5% During the Quarter to $31.25

NEW YORK, October 20, 2010 – Morgan Stanley (NYSE: MS) today reported income of $313 million, or $0.05 per diluted share,1 from continuing operations applicable to Morgan Stanley for the quarter ended September 30, 2010 compared with income of $936 million, or $0.50 per diluted share, for the same period a year ago.  Net revenues were $6.8 billion for the current quarter compared with $8.5 billion a year ago.  Net revenues in the current quarter included negative revenue of $731 million related to Morgan Stanley’s debt-related credit spreads (DVA)2, 3 compared with negative revenue from DVA of $878 million in the prior year’s third quarter.  The results for the quarter also included $176 million, or $0.12 per diluted share, associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated.

For the quarter, the net loss applicable to Morgan Stanley, including discontinued operations, was $0.07 per diluted share, compared with net income of $0.38 per diluted share in the third quarter of 2009, reflecting a loss of $229 million due to a write-down and related costs associated with the planned disposition of Revel Entertainment Group, LLC.4

Compensation expenses of $3.7 billion decreased from $4.9 billion a year ago.  The decline primarily reflected lower compensation costs in Institutional Securities.  The Firm’s compensation to net revenue ratio for the current quarter was 54% compared with 58% a year ago.  These ratios were higher as a result of negative DVA, which reduced net revenues in both periods.  Non-compensation expenses of $2.3 billion increased from $2.1 billion a year ago, primarily due to ongoing investments in technology.

Separately, the Firm announced today a restructuring of its ownership of FrontPoint Partners LLC (FrontPoint) whereby FrontPoint senior management and portfolio managers will own a majority equity stake in FrontPoint and Morgan Stanley will retain a minority stake.  FrontPoint will replace Morgan Stanley affiliates as the investment advisor and general partner of the FrontPoint funds.  The restructuring is expected to close in the fourth quarter of 2010.

Third Quarter Business Highlights

●	Investment banking revenues were $1.0 billion. Morgan Stanley ranked #1 in global IPOs, #2 in global completed M&A, #3 in global announced M&A and #3 in global Equity.5

●	Sales and trading net revenues were $1.4 billion and included negative revenue of $731 million related to DVA3 in the current quarter.

●	Global Wealth Management delivered net revenues of $3.1 billion, with client assets of $1.6 trillion and 18,119 global representatives. Net new assets for the quarter were $5.0 billion.

●	Asset Management reported net revenues of $802 million, which included gains of $203 million related to principal investments held by certain consolidated real estate funds.6

James P. Gorman, President and Chief Executive Officer, said, "Although we continued to make progress across some key businesses this quarter, our results in aggregate clearly do not reflect the true potential of Morgan Stanley's global client franchise and I am not satisfied with our overall performance.  Our Sales and Trading business was clearly muted; however, we delivered broad-based strength in Investment Banking and improved performance - and positive flows - in both Wealth Management and Asset Management.  We continue to invest in our people and our platform, and we are executing our client-focused strategy, including the plans we announced today regarding our FrontPoint business.  While we still have considerable work to do across the Firm, Morgan Stanley's client franchise remains well positioned to benefit as the environment stabilizes and investors return to the market."

Summary of Business Segment Results
($ millions)
	Institutional Securities		Global Wealth Management		Asset Management
	Net	Pre-Tax	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income	Revenues	Income
3Q 2010	$2,894	$240	$3,104	$281	$802	$279
2Q 2010	$4,505	$1,587	$3,074	$207	$410	($86)
3Q 2009	$5,018	$1,339	$3,029	$280	$447	($124)

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $240 million compared with pre-tax income from continuing operations of $1.3 billion in the third quarter of last year.  Net revenues were $2.9 billion compared with $5.0 billion a year ago.3

●	Advisory revenues of $371 million increased 33% from a year ago and reflected higher results in each region.

●
Underwriting revenues of $637 million declined 16% from last year’s third quarter.  Equity underwriting revenues of $260 million declined from $457 million in last year’s strong third quarter on lower market volume.  Fixed income underwriting revenues increased 25% to $377 million from last year’s third quarter primarily due to increased high yield issuance volumes and higher loan syndication fees.

●
Fixed income sales and trading net revenues were $846 million compared with net revenues of $2.0 billion in last year’s third quarter.  DVA resulted in negative revenue of $464 million in the current quarter compared with negative revenue of $546 million a year ago.  The decrease in net revenues from last year’s strong third quarter reflected lower trading results across our businesses.

●
Equity sales and trading net revenues were $925 million compared with net revenues of $1.2 billion in last year’s third quarter.  DVA resulted in negative revenue of $196 million in the current quarter compared with negative revenue of $206 million a year ago.  Net revenues declined from a year ago primarily reflecting lower results in the cash and derivatives businesses driven by reduced levels of both client activity and volatility.

●
Other sales and trading losses were $341 million compared with net revenues of $668 million in the third quarter of last year.3  Results for the current quarter primarily reflected funding costs, including costs related to the amount of liquidity held by the Firm’s U.S. subsidiary banks, while net revenues in the prior year primarily reflected net gains on loans and lending commitments and other hedging activities.

●	Investment gains were $387 million compared with gains of $41 million in the third quarter of last year. The results for the quarter reflected a mark-up on a principal investment of $313 million.7

●
Compensation expenses of $1.5 billion decreased from $2.6 billion a year ago and primarily reflected lower net revenues.  The compensation to net revenue ratio for the current quarter was 52%, consistent with the third quarter of the prior year.  These ratios were higher as a result of negative DVA, which reduced net revenues in both periods.3  Non-compensation expenses of $1.2 billion increased 6% from a year ago and primarily reflected ongoing investments in technology.

●
Morgan Stanley’s average aggregate trading and non-trading Value-at-Risk (VaR) measured at the 95% confidence level was $189 million compared with $164 million in the second quarter of 2010.  Average trading VaR was $142 million compared with $139 million in the second quarter of 2010.

GLOBAL WEALTH MANAGEMENT

Global Wealth Management Group reported pre-tax income from continuing operations of $281 million compared with pre-tax income from continuing operations of $280 million in the third quarter of last year.  The quarter’s pre-tax margin was 9%.8  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $237 million.9

●	Net revenues were $3.1 billion compared with $3.0 billion a year ago and primarily reflected higher net interest revenues offset by a decline in commissions reflecting lower levels of client activity.

●
Compensation expenses of $1.9 billion decreased slightly from a year ago.  The compensation to net revenue ratio for the current quarter was 62% compared with 64% a year ago.  Non-compensation expenses of $913 million increased from $806 million a year ago.

●
Total client assets were $1.6 trillion at quarter-end.  Client assets in fee-based accounts were $437 billion and represented 27% of total client assets.  Net new assets for the quarter were $5.0 billion.

●	The 18,119 global representatives at quarter-end achieved average annualized revenue per global representative of $686,000 and total client assets per global representative of $88 million.

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $279 million compared with a pre-tax loss from continuing operations of $124 million in last year’s third quarter.  Results for the current quarter included gains of $203 million and pre-tax income of $195 million in Merchant Banking related to principal investments held by certain consolidated real estate funds.6  The quarter’s pre-tax margin was 35%.8  Income after the non-controlling interest allocation and before taxes was $86 million.

●	Net revenues were $802 million compared with $447 million a year ago. Results for the current quarter included the gains related to principal investments noted above.6

●
Net revenues in the Core business10 were $380 million compared with $422 million in last year’s third quarter.  The decrease in net revenues primarily reflected lower performance fees and lower principal investment gains in the current quarter.

●
Net revenues in the Merchant Banking business were $422 million compared with $25 million in last year’s third quarter.  The increase in net revenues primarily reflected the gains on principal investments noted above,6 compared with losses in the prior year and gains of $83 million on principal investments in the private equity business.

●
Compensation expenses of $285 million declined from $370 million a year ago primarily reflecting a reduction in the number of employees.  The compensation to net revenue ratio for the quarter was 36% compared with 83% a year ago.  Non-compensation expenses of $238 million increased 18% from a year ago.

●
Assets under management or supervision at September 30, 2010 of $273 billion increased from $250 billion a year ago.  The increase reflected market appreciation and net customer inflows primarily in Morgan Stanley’s long-term fixed income funds.  In addition, the business recorded positive flows of $2.9 billion in the current quarter compared with net outflows of $7.4 billion in the third quarter of the prior year.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 16.5% and Tier 1 common ratio was approximately 10.8%.8,  11

As of September 30, 2010, Morgan Stanley had not repurchased any shares of its common stock as part of its capital management share repurchase program.

Book value per common share was $31.25, based on 1.5 billion shares outstanding.  Book value included a benefit of $1.40 per share due to the mandatory conversion of $5.6 billion of equity units into 116 million shares of common stock during the quarter.

OTHER MATTERS

As noted above, the results for the quarter included a discrete tax gain of $176 million.  Excluding this discrete tax gain, the effective tax rate from continuing operations for the quarter was 19.1%.

Morgan Stanley announced that its Board of Directors declared a $0.05 quarterly dividend per common share. The dividend is payable on November 15, 2010 to common shareholders of record on October 29, 2010.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

1 Includes preferred dividends and related adjustments of approximately $239 million for the quarter ended September 30, 2010 and $281 million for the quarter ended September 30, 2009.

2 Represents the changes in Morgan Stanley’s credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as “DVA”).

3 Due to DVA, sales and trading net revenue for the quarter ended September 30, 2010 included negative revenue of $731 million (fixed income: $464 million; equity: $196 million; other: $71 million) and sales and trading net revenue for the quarter ended September 30, 2009 included negative revenue of $878 million (fixed income: $546 million; equity: $206 million; other: $126 million).

4 The charge of $229 million in the current quarter includes a reduction in the carrying value in the Firm’s investment in Revel Entertainment Group, LLC from approximately $240 million to $40 million.

5 Source: Thomson Reuters – for the period of January 1, 2010 to September 30, 2010 as of October 4, 2010.

6 The limited partnership interests in these funds are reported in net income / (loss) applicable to non-controlling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

7 Results for the current quarter included gains of $313 million on a principal investment held by a consolidated investment partnership.  Approximately $180 million of this gain related to third party investors was recorded in the net income / (loss) applicable to non-controlling interests on page 5 of Morgan Stanley’s Financial Supplement accompanying this release.

8 Pre-tax margin and Tier 1 common ratios are non-GAAP financial measures that the Firm considers to be useful measures that the Firm and investors use to assess operating performance and capital adequacy, respectively.  Pre-tax margin represents income or loss from continuing operations before taxes, divided by net revenues.  The Tier 1 common ratio equals Tier 1 capital (see note 11) less qualifying perpetual preferred stock, qualifying trust preferred securities and qualifying restricted core capital elements, adjusted for the portion of goodwill and non-servicing intangible assets associated with Morgan Stanley Smith Barney’s (MSSB) non-controlling interests divided by risk-weighted assets.

9 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in net income / (loss) applicable to non-controlling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

10 The Core business includes traditional, hedge funds and fund of funds asset management.

11 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  These computations are preliminary estimates as of October 20, 2010 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2010	June 30, 2010	Sept 30, 2009	June 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009	Change
Net revenues
Institutional Securities	$2,894	$4,505	$5,018	(36%)	(42%)	$12,738	$9,620	32%
Global Wealth Management Group	3,104	3,074	3,029	1%	2%	9,283	6,251	49%
Asset Management	802	410	447	96%	79%	1,865	827	126%
Intersegment Eliminations	(21)	(36)	(26)	42%	19%	(81)	(102)	21%
Consolidated net revenues	$6,779	$7,953	$8,468	(15%)	(20%)	$23,805	$16,596	43%

Income / (loss) from continuing operations before tax
Institutional Securities	$240	$1,587	$1,339	(85%)	(82%)	$3,894	$618	*
Global Wealth Management Group	281	207	280	36%	--	766	328	134%
Asset Management	279	(86)	(124)	*	*	367	(616)	*
Intersegment Eliminations	0	(13)	(2)	*	*	(15)	(9)	(67%)
Consolidated income / (loss) from continuing operations before tax	$800	$1,695	$1,493	(53%)	(46%)	$5,012	$321	*

Income / (loss) applicable to Morgan Stanley
Institutional Securities	$98	$1,380	$898	(93%)	(89%)	$3,210	$969	*
Global Wealth Management Group	144	110	105	31%	37%	353	254	39%
Asset Management	71	(44)	(66)	*	*	42	(404)	*
Intersegment Eliminations	0	(11)	(1)	*	*	(12)	(5)	(140%)
Consolidated income / (loss) applicable to Morgan Stanley	$313	$1,435	$936	(78%)	(67%)	$3,593	$814	*
Earnings / (loss) applicable to Morgan Stanley common shareholders	$(91)	$1,578	$498	*	*	$2,971	$(1,301)	*

Earnings per basic share:
Income from continuing operations	$0.07	$0.84	$0.51	(92%)	(86%)	$2.04	$(1.06)	*
Discontinued operations	$(0.14)	$0.36	$(0.12)	*	(17%)	$0.18	$(0.07)	*
Earnings per basic share	$(0.07)	$1.20	$0.39	*	*	$2.22	$(1.13)	*

Earnings per diluted share:
Income from continuing operations	$0.05	$0.80	$0.50	(94%)	(90%)	$1.98	$(1.06)	*
Discontinued operations	$(0.12)	$0.29	$(0.12)	*	--	$0.17	$(0.07)	*
Earnings per diluted share	$(0.07)	$1.09	$0.38	*	*	$2.15	$(1.13)	*

Notes:	-	Results include Morgan Stanley Smith Barney (MSSB) effective from May 31, 2009.
-
Results for the quarters ended Sept 30, 2010, June 30, 2010 and Sept 30, 2009 include positive / (negative) revenue of $(0.7) billion, $0.7 billion and $(0.8) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long-term debt.

	-	Income / (loss) applicable to Morgan Stanley represents consolidated income / (loss) from continuing operations applicable to Morgan Stanley before gain / (loss) from discontinued operations.
-
For the quarter ended September 30, 2010, discontinued operations included a loss of $229 million due to a write-down and related costs associated with the planned disposition of Revel Entertainment Group, LLC (Revel).
For the quarter ended June 30, 2010, discontinued operations primarily included the operating results of the retail asset management business including Van Kampen and an after-tax gain of approximately $514 million related to the sale of this business.  For the quarter ended March 31, 2010, discontinued operations included a loss of $932 million (reported in Institutional Securities) on the disposition of Revel, a gain of $775 million (not reported in a business segment) related to a legal settlement with Discover Financial Services and the operating results of the retail asset management business, including Van Kampen (reported in Asset Management).

	-	Summation of the quarters' earnings per common share may not equal the year-to-date amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2010	June 30, 2010	Sept 30, 2009	June 30, 2010	Sept 30, 2009	Sept 30, 2010	Sept 30, 2009	Change
Revenues:
Investment banking	$1,221	$1,080	$1,208	13%	1%	$3,361	$3,347	--
Principal transactions:
Trading	1,439	3,353	3,399	(57%)	(58%)	8,552	6,536	31%
Investments	820	(52)	95	*	*	1,137	(1,180)	*
Commissions	1,068	1,307	1,244	(18%)	(14%)	3,636	2,986	22%
Asset management, distribution and admin. fees	1,940	1,974	1,886	(2%)	3%	5,877	3,910	50%
Other	186	151	139	23%	34%	630	775	(19%)
Total non-interest revenues	6,674	7,813	7,971	(15%)	(16%)	23,193	16,374	42%

Interest income	1,859	1,742	1,851	7%	--	5,334	5,722	(7%)
Interest expense	1,754	1,602	1,354	9%	30%	4,722	5,500	(14%)
Net interest	105	140	497	(25%)	(79%)	612	222	176%
Net revenues	6,779	7,953	8,468	(15%)	(20%)	23,805	16,596	43%

Non-interest expenses:
Compensation and benefits	3,686	3,885	4,896	(5%)	(25%)	11,987	10,673	12%

Non-compensation expenses:
Occupancy and equipment	401	400	419	--	(4%)	1,190	1,126	6%
Brokerage, clearing and exchange fees	332	371	285	(11%)	16%	1,051	800	31%
Information processing and communications	412	416	356	(1%)	16%	1,223	951	29%
Marketing and business development	134	153	118	(12%)	14%	421	348	21%
Professional services	460	496	381	(7%)	21%	1,351	1,068	26%
Other	554	537	520	3%	7%	1,570	1,309	20%
Total non-compensation expenses	2,293	2,373	2,079	(3%)	10%	6,806	5,602	21%

Total non-interest expenses	5,979	6,258	6,975	(4%)	(14%)	18,793	16,275	15%

Income / (loss) from continuing operations before taxes	800	1,695	1,493	(53%)	(46%)	5,012	321	*
Income tax provision / (benefit) from continuing operations	(23)	236	521	*	*	650	(384)	*
Income / (loss) from continuing operations	823	1,459	972	(44%)	(15%)	4,362	705	*
Gain / (loss) from discontinued operations after tax	(182)	525	(179)	*	(2%)	274	(69)	*
Net income / (loss)	$641	$1,984	$793	(68%)	(19%)	$4,636	$636	*
Net income / (loss) applicable to non-controlling interests	510	24	36	*	*	769	(93)	*
Net income / (loss) applicable to Morgan Stanley	131	1,960	757	(93%)	(83%)	3,867	729	*
Earnings / (loss) applicable to Morgan Stanley common shareholders	$(91)	$1,578	$498	*	*	$2,971	$(1,301)	*

Amounts applicable to Morgan Stanley:
Income / (loss) from continuing operations	313	1,435	936	(78%)	(67%)	3,593	814	*
Gain / (loss) from discontinued operations after tax	(182)	525	(179)	*	(2%)	274	(85)	*
Net income / (loss) applicable to Morgan Stanley	$131	$1,960	$757	(93%)	(83%)	$3,867	$729	*

Pre-tax profit margin	12%	21%	18%			21%	2%
Compensation and benefits as a % of net revenues	54%	49%	58%			50%	64%
Non-compensation expenses as a % of net revenues	34%	30%	25%			29%	34%
Effective tax rate from continuing operations	*	13.9%	34.9%			13.0%	*

Notes:	-	Results include MSSB effective from May 31, 2009.
-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
The quarter ended September 30, 2010 included a tax gain of $176 million associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated.  Excluding the discrete tax gain, the effective tax rate for the quarter would have been 19.1%.

-
The quarter ended June 30, 2010 included a discrete tax benefit of $345 million related to the remeasurement of tax reserves based on the status of federal and state tax examinations.  Excluding this benefit, the effective tax rate for the quarter would have been 34.3%.